Exhibit 2.1

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF MERGER

among

REGENCY ENERGY PARTNERS LP,

REGENCY GP LP,

RVP LLC,

PVR PARTNERS, L.P.

and

PVR GP, LLC

Amendment dated as of November 7, 2013

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1, dated as of November 7, 2013 (this “Amendment”), to the Agreement and Plan of Merger, dated as of October 9, 2013 (the “Original Agreement”), is by and among PVR Partners, L.P., a Delaware limited partnership (“MLP”), PVR GP, LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP”), Regency Energy Partners LP, a Delaware limited partnership (“Parent”), Regency GP LP, a Delaware limited partnership and the general partner of Parent (“Parent GP”) and RVP LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“RVP”).

W I T N E S S E T H:

WHEREAS, the parties to the Original Agreement desire to amend certain terms of the Original Agreement as set forth in this Amendment;

WHEREAS, Parent has determined that, in connection with the Merger contemplated by this Amendment, no vote of the limited partners of Parent is required;

WHEREAS, Parent has determined that this Amendment will facilitate Parent’s financing and other purposes; and

WHEREAS, all capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Original Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Amendment, and intending to be legally bound, the parties agree as follows:

1. Amendment to Section 1.1. Section 1.1 of the Original Agreement shall be amended and restated as follows:

“Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Effective Time, MLP shall be merged with and into Parent (the “Merger”), the separate limited partnership existence of MLP will cease, and Parent will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).”

2. Amendment to Sections 1.3 and 1.4. The first sentence of Section 1.3 and Section 1.4 of the Original Agreement shall be amended by deleting the words “and the DLLCA”.

3. Amendment to Section 1.5.

(a) Section 1.5(a) of the Original Agreement shall be amended by replacing the word “MLP” with the word “Parent”.

(b) Section 1.5(b) of the Original Agreement shall be amended and restated as follows:

“(b) At the Effective Time, the Parent Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.”

4. Amendment to Section 2.1.

(a) The introductory clause to Section 2.1 of the Original Agreement shall be amended by deleting the words “, Merger Sub” and “or Merger Sub”.

(b) Section 2.1(b) of the Original Agreement shall be amended and restated as follows:

“(b) Partnership Interests of the Surviving Entity. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the partnership interests in Parent which had been issued and outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding.”

(c) Section 2.1(c) of the Original Agreement shall be amended and restated as follows:

“(c) Cancellation of MLP-Owned Units, Parent-Owned Units and the MLP General Partner Interest. Any MLP Securities that are owned immediately prior to the Effective Time by MLP or any Subsidiary of MLP, any MLP Securities owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent and the MLP General Partner Interest, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled MLP Securities or the MLP General Partner Interest.”

5. Amendment to Section 2.2. Section 2.2 of the Original Agreement shall be amended by deleting all instances of the words “, Merger Sub”.

6. Amendment to Section 3.9. The third sentence of Section 3.9 of the Original Agreement shall be amended by deleting the words “or Merger Sub”.

7. Amendment to Section 3.14(a)(vi). Section 3.14(a)(vi) of the Original Agreement shall be amended by replacing the words “(including the Surviving Entity and its Subsidiaries)” with the words “(including MLP’s Subsidiaries)”.

8. Amendment to Section 3.22. Section 3.22 of the Original Agreement shall be amended by deleting all references to “Merger Sub”.

9. Amendment to Section 4.2. Section 4.2 of the Original Agreement shall be amended by deleting Section 4.2(d) in its entirety.

10. Amendment to Section 4.3.

(a) The second sentence of Section 4.3(a) of the Original Agreement shall be amended by deleting the words “by Merger Sub and Parent, as the sole managing member of Merger Sub, and”.

(b) Section 4.3 of the Original Agreement shall be amended by deleting Section 4.3(c) in its entirety and replaced with the word “Reserved”.

11. Amendment to Section 4.16. Section 4.16 of the Original Agreement shall be amended and restated as follows:

“Parent has (and at the Effective Time will have) available to it all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger, including the aggregate Cash Consideration.”

12. Amendment to Section 5.8.

(a) Section 5.8(b) of the Original Agreement shall be amended and restated as follows:

“(b) From and after the Effective Time, solely to the extent that MLP or any applicable Subsidiary would be permitted to indemnify an Indemnified Person, Parent agrees to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the MLP Charter Documents and comparable governing instruments of any Subsidiary of MLP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of MLP and its Subsidiaries than are presently set forth in the MLP Charter Documents (it being acknowledged and agreed that the provisions of the Parent Charter Documents currently in effect are no less favorable with respect to indemnification, advancement of expenses and exculpation of such Persons than are presently set forth in the MLP Charter Documents). Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.”

(b) The first sentence of Section 5.8(c) of the Original Agreement shall be amended by replacing the words “Parent shall cause the Surviving Entity to, and the Surviving Entity shall, maintain” with the words “The Surviving Entity shall maintain”.

(c) The first sentence of Section 5.8(d) of the Original Agreement shall be amended by deleting the words “or the DLLCA”.

(d) The last sentence of Section 5.8(d) of the Original Agreement shall be amended and restated as follows:

“If the Surviving Entity, or any of its successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations of the Surviving Entity set forth in this Section 5.8.”

13. Amendment to Section 5.13(a). The last sentence of Section 5.13(a) of the Original Agreement shall be amended and restated as follows:

“For a period of one year following the Effective Time (the “Continuation Period”), the Surviving Entity shall provide, or shall cause to be provided, to each employee of MLP or any of its Subsidiaries as of immediately prior to the Effective Time (the “MLP Employees”), for so long as such MLP Employee remains an employee of the Surviving Entity or any of its Affiliates during the Continuation Period, (i) base salary or regularly hourly wage which is the same as or no less favorable than that provided to such MLP Employee immediately before the Effective Time and (ii) eligibility to participate in the employee benefit plans (including cash incentive compensation plans) sponsored or maintained by Parent Managing GP or its Subsidiaries on the same basis as such eligibility to participate is provided to similarly situated employees of Parent Managing GP or its Subsidiaries.”

14. Amendment to Section 6.2. Section 6.2 of the Original Agreement shall be amended by deleting all instances of the words “and Merger Sub”.

15. Amendment to Section 6.3(a). The first sentence of Section 6.3(a) of the Original Agreement shall be amended by deleting the reference to “Section 4.3(c)”.

16. Amendment to Section 7.3(f). Section 7.3(f) shall be amended by replacing the words “incurred by Parent, Merger Sub and their respective Affiliates” with the words “incurred by Parent and its Affiliates”.

17. Amendment to Section 8.4. The first sentence of Section 8.4 of the Original Agreement shall be amended by deleting the words “, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent, Parent GP or Merger Sub of any of its obligations hereunder”.

18. Amendment to Section 8.9. Section 8.9 of the Original Agreement shall be amended to delete all references to “Merger Sub”.

19. Amendment to Section 8.13. Section 8.13 shall be amended by deleting the term “DLLCA” and the definition thereof and inserting in alphabetical order the following definition: “Parent Entities” means Parent and Parent GP.”

20. Representations and Warranties. Each of the parties hereby represents and warrants to the other parties that such party has all necessary power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby. The execution, delivery and performance by such party of this Amendment, and the consummation of the transactions contemplated hereby, have been duly authorized and approved, and no other entity action on the part of such party is necessary to authorize the execution, delivery and performance by such party of this Amendment and the consummation of the transactions contemplated hereby. This Amendment has been duly executed and delivered by such party and, assuming due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

21. Remainder of the Original Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery hereof, any reference to the Agreement shall mean the Original Agreement as amended hereby.

22. Interpretation. The provisions of Article VIII of the Original Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

PARENT:

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:	/s/ Michael J. Bradley
	Name:	Michael J. Bradley
	Title:	President and Chief Executive Officer

PARENT GP:

REGENCY GP LP

By:	Regency GP LLC, its general partner

By:	/s/ Michael J. Bradley
	Name:	Michael J. Bradley
	Title:	President and Chief Executive Officer

RVP:

RVP LLC

By:	Regency Gas Services LP, its sole member

By:	Regency MLP GP LLC, its general partner

By:	/s/ Michael J. Bradley
	Name:	Michael J. Bradley
	Title:	President

[SIGNATURE PAGE TO AMENDMENT NO.1 TO

AGREEMENT AND PLAN OF MERGER]

MLP:

PVR PARTNERS, L.P.

By:	PVR GP, LLC, its general partner

By:	/s/ Bruce D. Davis, Jr.
	Name:	Bruce D. Davis, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

MLP GP:

PVR GP, LLC

By:	/s/ Bruce D. Davis, Jr.
	Name:	Bruce D. Davis, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO AMENDMENT NO.1 TO

AGREEMENT AND PLAN OF MERGER]